Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Contact:
Tonya Chin
ShoreTel, Inc.
408-962-2573
tchin@shoretel.com
ShoreTel Announces Preliminary Fiscal Second Quarter Results
Revenue to be lower than expected range, gross margin percentage and GAAP operating expenses anticipated to be within range of previous guidance
SUNNYVALE, Calif., January 7, 2008 — ShoreTel®, Inc. (NASDAQ: SHOR), a leading provider of Pure IP Unified Communications solutions, today announced preliminary results for the quarter ended December 31, 2007. The Company expects revenue to be in the range of $29.7 to $30.7 million, lower than its previous expectation of $32 to $35 million. Gross margin percentage is expected to be within the guided range of 62 percent to 64 percent, and GAAP operating expenses are also expected to be within the previously guided range of $19 million to $20 million.
“Despite delivering the second highest revenue quarter in the Company’s history, we fell short of our expectations. Our preliminary review indicates that sales to existing customers grew during the quarter, however, sales to new customers declined. We are still in the process of analyzing the factors affecting our results for the quarter and will discuss the results further when we hold our regularly scheduled earnings conference call at the end of January,” said John W. Combs, president and CEO of ShoreTel.
The Company has not yet completed the preparation of its second quarter financial statements, including determining the final sales from our international distributors. Accordingly, the preliminary results provided in this press release are subject to the risk that upon completion of the second quarter financial statements there may be adjustments to the Company’s financial information that could materially affect the preliminary results provided in this press release. ShoreTel plans to announce its complete results for the second quarter of fiscal 2008 after the close of markets on January 29, 2008.
Legal Notice Regarding Forward-Looking Statements
ShoreTel assumes no obligation to update the forward-looking statements included in this release. This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements by John Combs and statements regarding ShoreTel’s revenues, gross margins and operating expenses and other financial information for the quarter ended December 31, 2007. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include, but are not limited to, the completion of the Company’s financial closing process for the quarter and the review of the Company’s financial statements for the second quarter by its independent registered public accounting firm, each of which could result in material changes from the amounts set forth in this release, and other risk factors set forth in ShoreTel’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

About ShoreTel, Inc.
ShoreTel Inc., (NASDAQ: SHOR) is a leading provider of Pure IP unified communications solutions. ShoreTel enables companies of any size to seamlessly integrate all communications—voice, data, messaging—with their business processes. Independent of device or location, ShoreTel’s distributed software architecture eliminates the traditional costs, complexity and reliability issues typically associated with other solutions. ShoreTel continues to deliver the highest levels of customer satisfaction, ease of use and manageability, while driving down the overall total cost of ownership. ShoreTel is headquartered in Sunnyvale, California, and has regional offices in the United Kingdom, Sydney, Australia and Munich, Germany. For more information, visit http://www.shoretel.com or call 1-877-80SHORE.
# # #